Exhibit 99.1

NEWS RELEASE

	Contacts:	Dennard Rupp Gray & Lascar, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner (713) 529-6600
FOR IMMEDIATE RELEASE		Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Announces Period of Exclusive Negotiations

HOUSTON, October 29, 2012 — Hyperdynamics Corporation (NYSE: HDY) today announced that its wholly owned subsidiary, SCS Corporation Ltd, (“SCS”) has entered into an agreement with a subsidiary of Tullow Oil plc, a leading independent oil & gas exploration company, for exclusive negotiations in respect of a potential acquisition of a forty percent (40%) gross interest (the “Interest”) in the Concession offshore Guinea.   The exclusivity period is scheduled to terminate on November 19, 2012.  In the event that a definitive agreement for the acquisition of the Interest  is entered into during the exclusivity period, it will be subject to customary provisions relating to the satisfaction of certain conditions precedent prior to completion of acquisition.  In the event that a definitive agreement for the acquisition is entered into, completion of the transaction is expected to take place by year end 2012.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding

Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions of future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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HDY-IR